Exhibit 99.10

Consent to be Named as a Director

In connection with the filing by Aspirational Consumer Lifestyle Corp. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Aspirational Consumer Lifestyle Corp. following the consummation of the business combination, which will be renamed Wheels Up Experience Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated:         May 6, 2021

/s/ Michael Mullen
Name: Admiral Michael Mullen